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                                                                    Exhibit 99.1

                      Press Release dated October 8, 2001

North American Technologies Announces Financing with Avalanche Resources, Ltd.

Houston, Texas, October 8 / PRNewswire / -- North American Technologies Group, Inc. (NASDAQ: NATK - News), and its wholly owned subsidiary TieTek, Inc. (TieTek), today announced the funding of a $2.5 million financing to expand capacity. Under the terms of the investment agreement, an existing investor in NATK, Avalanche Resources, Ltd. (Avalanche), has made an additional investment in NATK common stock that will, when issued, increase its ownership in the company to 55% on a fully-diluted basis.

Commenting on the funding, Henry W. Sullivan, Chief Executive Officer of NATK said, "We are very pleased that our largest common stockholder, Avalanche Resources, has elected to increase their interest in the Company. Their new investment, a combination of cash and liquid equity holdings, will position the Company to bring our initial TieTek(TM) Composite Crosstie manufacturing line to full capacity and add a second line that should enable the Company to achieve
positive cash flow and profitability.   The added production will allow us to
meet our existing contracts as well as growing market demand."

Kevin Maddox, the President of the general partner of Avalanche, added "Avalanche first invested in NATK early last year. We observed TieTek completing its manufacturing facility and selling all the crossties it could make to an expanding railroad customer base. We feel that the strong NATK management team is a good fit with Avalanche's strength in finance, technology evaluation and business development. We are very enthusiastic about the opportunity to be a part of the growth of the TieTek(TM) technology as well as NATK's broader strategy to identify, acquire and commercialize technologies which management believes represent significant innovation in their intended markets."

In conjunction with this transaction, NATK will undertake changes to its current capitalization that are intended to simplify its capital structure and position it to raise additional funds for further expansion in the future. The transaction will require the approval of NATK's common and preferred stockholders; holders of a majority of NATK's voting securities have delivered proxies to Avalanche to vote their shares in favor of the transaction. As part of the transaction Avalanche was granted the right to designate a majority of NATK's board of directors.

The $2.5 million investment consists of $500,000 in cash and securities of Universal Display Corporation (NASDAQ: PANL) with a current market value of approximately $2 million. The cash portion of the purchase price will be funded through the forgiveness of a loan made to NATK by Avalanche at the time of signing the investment agreement.
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About NATK and TieTek

NATK's is currently developing and selling products based on the TieTek(TM) technology. TieTek is the leading provider of composite railroad crossties for the railroad industry. The TieTek(TM) Crosstie is produced from 75% recycled materials and provides a safe, environmentally friendly alternative to preservative-treated wood ties. TieTek(TM) Crossties have been tested and installed throughout the United States and abroad under various climate and load conditions. TieTek currently manufactures and sells most of the crossties it produces under a contract with Union Pacific Railroad, one of the largest railroads in the United States. The Company recently licensed its technology for use in Australia. For more information, visit the Company's website at www.natk.com.


About Avalanche Resources

Avalanche is a Texas-based private investment group specializing in opportunities based on unique proprietary technologies. Avalanche's current holdings include NATK, Universal Display Corporation, Global Photonic Energy Corporation and other technology-related investments.

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission.